NEWS RELEASE
FOR IMMEDIATE RELEASE

Synalloy’s Metal Segment Remains Strong For The Fourth Quarter of 2011

Spartanburg, South Carolina, February 3, 2012...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, recorded sales of $40,241,000 for the fourth quarter of 2011, up 7% from 2010. Net earnings for the quarter were $1,017,000, or $0.16 per share, down 30% from the prior year. This compares to sales of $37,639,000 and net earnings of $1,462,000, or $0.23 per share, in the fourth quarter of 2010. For the year 2011, sales were $170,575,000, up 13% from sales of $151,121,000 in 2010.  Net earnings for 2011 increased 44% to $5,797,000 or $0.91 per share compared to $4,034,000 or $0.64 per share for 2010.

Metals Segment

Sales increased 9% to $29,974,000 while operating income increased 35% to $1,948,000 in the fourth quarter of 2011 from the same period a year earlier. The sales increase resulted from a 16% increase in unit volumes partially offset by a 6% decrease in average selling prices. The Segment experienced a favorable product mix for the fourth quarter with higher priced non-commodity unit volume increasing 33% for the quarter while commodity unit volume increased 8%. Special alloy product shipments continue to surpass prior year levels as a result of increased projects and distributor restocking. Improved unit volumes are a result of increased market share in North America and strong increases in international sales.

Operating income for the fourth quarter of 2011 increased 35% or $507,000 compared to the same period of 2010, as a result of a favorable product mix resulting from shipping a greater percentage of higher margin special alloy products and better production efficiencies. Operating income increased despite nickel prices continuing their decrease during the fourth quarter. As nickel prices decrease, our selling price is reduced accordingly while material costs reflect the higher priced inventory. Although there is no way to precisely calculate the effect of price level changes on profits, the Company estimates that in the fourth quarter of 2011, the Segment experienced a negative effect of $870,000 compared to a favorable effect of $348,000 for the fourth quarter of the prior year. This factor reduced the Company’s net income per share for the fourth quarter of 2011 by $0.09 per share and increased net income per share for the fourth quarter of the prior year by $0.04 per share.

Sales for 2011 increased 18% to $127,727,000 and operating income of $9,338,000 was up 147% compared to the prior year period. The sales increase was comprised of a 12% increase in average selling prices combined with a 5% increase in unit volumes. The unit volume increase reflects an 18% increase in non-commodity pipe from the same factors as outlined above for the fourth quarter, combined with a 2% decrease from commodity pipe sales. Pipe manufacturing operating margins strengthened throughout the year due to the favorable product mix while fabrication margins were under pressure from underutilized capacity in the market.  Increased quote activity for fabrication could indicate a turnaround in this area. The annual effect of the change in nickel prices on inventory costs reduced the Segment’s operating income by $1,637,000 in 2011 and increased its income in 2010 by $1,031,000. Accordingly, the Company’s earnings per share was $0.17 per share lower in 2011 and $0.11 per share higher in 2010.

Specialty Chemicals Segment

The Specialty Chemicals Segment’s revenues increased for the fourth quarter of 2011 by 2% compared to the fourth quarter of 2010.  Sales for the year of 2011 were 1% higher than the prior year.  Pounds shipped during the fourth quarter and total year of 2011 were 10% and 11% lower, respectively, than the same periods last year. A favorable product mix during the quarter, with additional sales of higher priced products, combined with slightly higher selling prices, resulted in the increase in sales.

As a result of the following charge, the Segment experienced an operating loss in the fourth quarter of 2011 and a 44% decrease in operating income for the year compared to the same periods in 2010.  During December 2011, the Segment recorded an $817,000 charge to reserve for the potential uncollectable receivable balances for four customers.  The bulk of the charge was for a customer who experienced financial difficulty during the last half of 2011. Management attempted to develop a long-term payment strategy for the customer but was never able to develop a plan suitable to both parties.  Before this charge, fourth quarter and total year operating income would have been 7% and 23% lower, respectively, when compared to the same periods of 2010.  The profit decrease before the charge is a result of increased raw material costs and the segment’s desire to maintain / increase market share by not passing on all of the increased costs to their customers.

Other Items

Unallocated corporate expenses increased $427,000 and $1,127,000 for the fourth quarter and twelve months of 2011, respectively, compared to the same periods a year earlier mainly due to higher performance based incentive bonuses for corporate personnel in addition to higher stock option compensation costs and consulting fees, partially offset by lower professional fees.  Due to the 2011 relocation of the Corporate Office, the Company was no longer able to provide administrative services for the Spartanburg manufacturing facility which the Company sold in 2009.  This resulted in the loss of reimbursement for the costs of providing certain administrative functions to the buyer of this facility in the current year.

The Company’s cash balance was relatively unchanged during 2011, increasing from $109,000 at the end of 2010 to $110,000 as of December 31, 2011. As a result of the higher Metals Segment sales activity during the fourth quarter of 2011, compared to the same period of the prior year, combined with an increased number of days sales outstanding for fabrication, accounts receivable increased at December 31, 2011 by $6,609,000. The Company received a payment of $1,816,000 on January 3, 2012 from a large fabrication customer. Inventory increased $8,710,000 as of December 31, 2011 in comparison to a year earlier in support of higher Metals Segment activity, especially in higher priced special alloy materials. At December 31, 2011, as compared to the prior year-end, the number of pounds in pipe manufacturing inventory increased 2% while total inventory increased 21%. Higher priced special alloy inventory purchases made during the fourth quarter of 2011 increased the accounts payable balance at the end of 2011 by $2,369,000 when compared to the 2010 year-end balance. Capital expenditures for 2011 were $3,185,000 and the Company declared and paid a $0.25 per share dividend during the fourth quarter of 2011 amounting to $1,580,000. These items contributed to the Company having $8,650,000 of bank debt outstanding as of December 31, 2011.

Outlook

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have begun to show some improvement. Excess capacity in the pipe manufacturing industry continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices declined in May 2011 through January 2012. Surcharges have been increasing for February and March of 2012.  These recent increases should generate interest from our customers to purchase inventory in the near-term. Rising surcharges should also limit the Segment’s exposure to any further inventory losses. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing a significant upswing in project and special alloy demand both domestically and internationally. We also continue to be optimistic about the fabrication business over the long term. There has been a noticeable increase in fabrication quote requests. Approximately 58% of the fabrication current backlog comes from paper and wastewater treatment projects with chemical projects accounting for an additional 21%. Fabrication’s backlog was $22,743,000 at December 31, 2011, $18,147,000 at October 1, 2011 and $25,306,000 at January 1, 2011. We expect our backlog to continue to increase over the next quarter or two as our sales force converts the previously mentioned new inquiries into firm orders. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

Specialty Chemicals Segment’s sales continue to show improvement into 2012, building on the trend started in the fourth quarter of 2011.  The Company expects sales volumes to continue to improve throughout 2012 as a result of aggressive product pricing.  Even though raw material costs have stabilized over the last several months, management expects costs to start increasing beginning late in the first quarter of 2012.  As we reported last quarter, our new defoamer project is on track, and continues to have the potential for a significant impact on sales and profitability for 2012.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 31, 2011	Jan 1, 2011	Dec 31, 2011	Jan 1, 2011

Net sales
Metals Segment	$29,974,000	$27,573,000	$127,727,000	$108,544,000
Specialty Chemicals Segment	10,267,000	10,066,000	42,848,000	42,577,000
	$40,241,000	$37,639,000	$170,575,000	$151,121,000
Operating income
Metals Segment	$1,948,000	$1,441,000	$9,338,000	$3,774,000
Specialty Chemicals Segment	(97,000)	777,000	2,221,000	3,960,000
	1,851,000	2,218,000	11,559,000	7,734,000
Unallocated expenses
Corporate	521,000	94,000	2,668,000	1,541,000
Interest and debt expense	48,000	18,000	141,000	54,000
Other expense (income)	-	-	-	(11,000)

Income before income taxes	1,282,000	2,106,000	8,750,000	6,150,000
Provision for income taxes	265,000	644,000	2,953,000	2,116,000

Net income	$1,017,000	$1,462,000	$5,797,000	$4,034,000

Net income per common share:
Basic	$0.16	$0.23	$0.92	$0.64
Diluted	$0.16	$0.23	$0.91	$0.64

Average shares outstanding:
Basic	6,325,000	6,289,000	6,313,000	6,282,000
Diluted	6,369,000	6,321,000	6,362,000	6,309,000

Backlog-Fabrication	$22,743,000	$25,306,000

Balance Sheet	Dec 31, 2011	Jan 1, 2011
(unaudited

Assets
Cash	$110,000	$109,000

Accounts receivable, net	26,582,000	19,973,000
Inventories	43,063,000	34,353,000
Sundry current assets	4,883,000	3,071,000
Total current assets	74,638,000	57,506,000
Property, plant and equipment, net	18,714,000	18,192,000
Other assets	5,564,000	5,677,000

Total assets	$98,916,000	$81,375,000

Liabilities and shareholders' equity

Accounts payable	$13,043,000	$10,674,000
Accrued expenses	5,251,000	3,600,000
Total current liabililties	18,294,000	14,274,000
Long-term debt	8,650,000	219,000
Other long-term liabilities	3,353,000	3,007,000
Shareholders' equity	68,619,000	63,875,000

Total liabilities & shareholders' equity	$98,916,000	$81,375,000